1. Name and Address of Reporting Person
   LIPKIN, GERALD H.
   1455 VALLEY ROAD
   WAYNE, NJ 07470-
2. Issuer Name and Ticker or Trading Symbol
   VALLEY NATIONAL BANCORP (VLY)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Day/Year
   10/25/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   (X) Officer (give title below) ( ) Other (specify below)
   CHAIRMAN PRESIDENT AND CEO
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+------------------------------+----------+----------+---------+--------------------------+--------------+-----------+------------+
|1. Title of Security          |2. Trans- |2A.Execu- |3. Trans-|4. Securities Acquired (A)|5. Amount of  |6. Owner-  |7. Nature   |
|                              |   action |   action |   action|   or Disposed of (D)     |Securities    |   ship    |   of In-   |
|                              |   Date   |   Date   |   Code  |                          |Beneficially  |   Form:   |   direct   |
|                              |          |          |         |                          |Owned         |   Direct  |   Bene-    |
|                              |  (Month/ |  (Month/ |         |                          |Following     |   (D) or  |   ficial   |
|                              |   Day/   |   Day/   +-----+---+-----------+---+----------+Reported      |   Indirect|   Owner-   |
|                              |   Year)  |   Year)  |Code |V  |Amount     |A/D|Price     |Transaction(s)|   (I)     |   ship     |
+------------------------------+----------+----------+-----+---+-----------+---+----------+--------------+-----------+------------+
Common Stock                    10/23/2002 10/23/2002 G         -1000       D   $0.0000    217950         D
                                                      <F1>
Common Stock                                                                               62244          I           WIFE
Common Stock                                                                               4818           I           IRA/WIFE
Common Stock                                                                               0              I           11/15/90
                                                                                                                      RESTRICTED
                                                                                                                      STK. AWARD
Common Stock                                                                               0              I           3/17/92 REST.
                                                                                                                      STK. AWARD
Common Stock                                                                               0              I           03/16/93
                                                                                                                      REST. STK.
                                                                                                                      AWARD
Common Stock                                                                               0              I           03/16/93
                                                                                                                      QUALIFIED
                                                                                                                      STK. OPTION
Common Stock                                                                               0              I           02/15/94
                                                                                                                      QUALIFIED
                                                                                                                      STK. OPTION
Common Stock                                                                               0              I           2/15/94 REST.
                                                                                                                      STK. AWARD
Common Stock                                                                               0              I           02/28/95
                                                                                                                      NON-QUAL.
                                                                                                                      STK. OPTION
Common Stock                                                                               0              I           02/28/95
                                                                                                                      REST. STK.
                                                                                                                      AWARD
Common Stock                                                                               0              I           01/05/99
                                                                                                                      NON-QUAL.
                                                                                                                      STK. OPTION
Common Stock / IRA                                                                         5130           D
401K                                                                                       629            D
Common Stock  (with Spouse)                                                                99             D

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+----------+--------+-------+-------+---------+-----------+---------------------+----------------+----------+-------+-------+------+
|1.        |2.      |3.     |3A.    |4.       |5.         |6.                   |7.              |8.        |9.     |10.    |11.   |
|          |        |       |       |         |           |                     |                |          |Number |Owner- |      |
|          |        |       |       |         |           |                     |                |          |of     |ship   |      |
|          |        |       |       |         |           |                     |                |          |Deriv- |Form of|      |
|          |        |       |       |         |           |                     |Title and Amount|          |ative  |Deriv- |      |
|          |        |       |       |         |           |                     |of Underlying   |          |Secur- |ative  |Nature|
|          |Conver- |Trans- |Execu- |         |Number of  |                     |Securities      |          |ities  |Secur- |of    |
|          |sion or |action |tion   |         |Derivative |Date Exercisable     +-------+--------+          |Benefi-|ity:   |In-   |
|          |Exercise|Date   |Date   |         |Securities |and Expiration Date  |       |Amount  |          |cially |Direct |direct|
|          |Price of|       |       |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned  |(D) or |Bene- |
|Title of  |Deriv-  |(Month/|(Month/|tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |       |In-    |ficial|
|Derivative|ative   | Day/  | Day/  +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|       |direct |Owner-|
|Security  |Security|Year)  |Year)  |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |       |(I)    |ship  |
+----------+--------+-------+-------+------+--+-----+-----+----------+----------+-------+--------+----------+-------+-------+------+
Stock       $12                                                       02/20/2006 Common                      6250    D
Option                                                                           Stock
Stock       $15.2                                                     02/18/2007 Common                      11460   D
Option                                                                           Stock
Stock       $17.6                                                     02/12/2010 Common                      20673   D
Option                                                                           Stock
Stock       $20                                                       01/05/2009 Common                      4345    D
Option                                                                           Stock
Stock       $20.8                                                     02/09/2008 Common                      27130   D
Option                                                                           Stock
Stock       $26.7                                                     02/15/2012 Common                      1076    D
Option                                                                           Stock
Stock       $20                                                       01/05/2009 Common                      17360   I       01/05/9
Option                                                                           Stock                                       9
                                                                                                                             NON-QUA
                                                                                                                             L. STK.
                                                                                                                             OPTION
Stock       $20.8                                                     02/09/2008 Common                      9045    D
Appreciatio                                                                      Stock
n Right
STOCK       $22.27                                                    02/08/2011                             21000   D
OPTION/NQ                                                                        COMMON
                                                                                 STK.
STOCK       $26.7                                                     02/15/2012 Common                      18924   D
OPTION/NQ                                                                        Stock

Explanation of Responses:

<F1>
Shares donated to a charitable family foundation.

SIGNATURE OF REPORTING PERSON
/s/ GERALD H. LIPKIN

DATE
10/25/2002